Exhibit 99.1

FOR IMMEDIATE RELEASE

March 9, 2020	NYSE American: REI

RING ENERGY, INC. RELEASES OPERATIONS UPDATE DUE TO DROP IN COMMODITY PRICING

Midland, TX. March 9, 2020 – Ring Energy, Inc. (NYSE American: REI) (“Ring”) (“Company”) released today an operations update due to the recent drop in commodity prices.

Mr. Kelly Hoffman, Ring’s Chief Executive Officer, stated, “ The recent drop in the price of oil has forced us, as well as other operators, to re-evaluate our current capital expenditure budget (“CAPEX”) for 2020 and make changes accordingly that we believe are in the best interest of the Company and its shareholders –

1.	Cease any further drilling until pricing stabilizes – Our preliminary CAPEX for 2020 included the drilling of 18 new horizontal wells on our Northwest Shelf asset (“NWS”). Of the 18 new wells, four were to be drilled in the first quarter of 2020. Those four new wells have been drilled, but as of now, no further new drilling will take place until we are comfortable that commodity pricing has stabilized. The Company is not obligated to, or under any contractual commitments for drilling or completion work. We will continue to have capital expenditures in the areas of infrastructure upgrades and improvements which we believe are necessary to maintain current production.

2.	Monitor “All-in” Costs – Our current “all-in” cost for a barrel of oil is less than $25. That cost includes all lifting expenses, production taxes, general and administrative cash expenses and interest (excluding capitalized costs). We will monitor and improve where possible all costs associated with our production. We are currently running scenarios using different pricing and decline curves based on that pricing in order to better forecast future cash flow.

3.	Hedges – The Company currently has hedges in place for 2020 on 5,500 barrels per day. The hedges are in the form of “costless collars” and have a floor of $50. For 2021, the Company currently has hedges in place on 4,500 barrels per day, again in the form of costless collars, with floors ranging from $40 to $45.

4.	Servicing current debt – We are very aware and sensitive to our balance sheet and our on-going ability to service our current debt in this uncertain market. We continue to have serious discussions related to the marketing of our Delaware Basin asset, and by curtailing any future new drilling, we are freeing up future cash flow which could be used for debt reduction.

5.	Redetermination – The Company’s next redetermination on its senior credit facility is in May. Currently, the Company is in complete compliance with all requirements and covenants. We maintain a close line of communication with our banking consortium as we want to be aware of any potential changes in their commodity pricing that could influence our facility.

These are uncertain times and we firmly believe the decisions being made today will have a dramatic impact on the future of our Company. The previously announced CAPEX for 2020 is being reviewed by management. We are hopeful this volatility and uncertainty will be short-lived but must be prepared if it persists.”

About Ring Energy, Inc.

Ring Energy, Inc. is an oil and gas exploration, development and production company with current operations in Texas and New Mexico.

www.ringenergy.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve a wide variety of risks and uncertainties, and include, without limitations, statements with respect to the Company’s strategy and prospects. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2018, its Form 10Q for the quarter ended September 30, 2019 and its other filings with the SEC. Readers and investors are cautioned that the Company’s actual results may differ materially from those described in the forward-looking statements due to a number of factors, including, but not limited to, the Company’s ability to acquire productive oil and/or gas properties or to successfully drill and complete oil and/or gas wells on such properties, general economic conditions both domestically and abroad, and the conduct of business by the Company, and other factors that may be more fully described in additional documents set forth by the Company.

For further information contact:

Bill Parsons

K M Financial, Inc.

(702) 489-4447